Exhibit 10.1

SUPERIOR UNIFORM GROUP, INC.

DEFERRED COMPENSATION PLAN

Effective August 1, 2013

SUPERIOR UNIFORM GROUP, INC.

DEFERRED COMPENSATION PLAN

Superior Uniform Group, Inc. a Florida corporation (the "Employer") hereby establishes the Superior Uniform Group, Inc. Deferred Compensation Plan (the "Plan”) on the terms and conditions set forth below.

This Deferred Compensation Plan is designed to provide specified deferred compensation benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Superior Uniform Group, Inc., a Florida corporation, and its subsidiaries, if any, that sponsor this Plan.

The Plan consists of an unfunded supplemental executive retirement plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

i

TABLE OF CONTENTS

ARTICLE 1	Definitions	1

ARTICLE 2	Selection, Enrollment, Eligibility	6
2.1	Selection by Committee	6
2.2	Enrollment Requirements	6
2.3	Eligibility; Commencement of Participation	6
2.4	Termination of Participation and/or Deferrals	7

ARTICLE 3	Deferral Commitments/Company Matching/Crediting/Taxes	7
3.1	Minimum Deferrals	7
3.2	Maximum Deferral	7
3.3	Election to Defer; Effect of Election Form	8
3.4	Withholding of Annual Deferral Amounts	8
3.5	Annual Company Matching Amount	8
3.6	Company Non-elective Contributions	8
3.7	Investment of Trust Assets	9
3.8	Vesting	9
3.9	Crediting/Debiting of Account Balances	10
3.1	FICA and Other Taxes	11
3.11	Distributions	12

ARTICLE 4	Interim Distributions: Unforeseeable Financial Emergencies; Withdrawal Election	2
4.1	Interim Distributions	12
4.2	Other Benefits Take Precedence Over Interim Distributions	12
4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	12

ARTICLE 5	Retirement Benefit	13
5.1	Retirement Benefit	13
5.2	Payment of Retirement Benefit	13
5.3	Death Prior to Completion of Retirement Benefit	13
5.4	Restrictions on Subsequent Elections	13
5.5	Additional Restrictions on Distributions to Specified Employees Imposed by Code Section 409A
		13
ARTICLE 6	Pre-Retirement Survivor Benefit	14
6.1	Pre-Retirement Survivor Benefit	14
6.2	Payment of Pre-Retirement Survivor Benefit	14

ARTICLE 7	Termination Benefit	14
7.1	Termination Benefit	14
7.2	Payment of Termination Benefit	14
7.3	Additional Restrictions on Distributions to Specified Employees Imposed by Code Section 409A
7.4	Termination of Employment	15

ARTICLE 8	Disability Waiver and Benefit	15
8.1	Disability Waiver	15
8.2	Continued Eligibility; Disability Benefit	15

ARTICLE 9	Beneficiary Designation	16

9.1	Beneficiary	16
9.2	Beneficiary Designation, Change, Spousal Consent	16
9.3	Acknowledgement	16
9.4	No Beneficiary Designation	16
9.5	Doubt as to Beneficiary	17
9.6	Discharge of Obligations	17

ARTICLE 10	Leave of Absence	17
10.1	Paid Leave of Absence	17
10.2	Unpaid Leave of Absence	17

ARTICLE 11	Termination, Amendment or Modification	17
11.1	Termination	17
11.2	Amendment	18
11.3	Effect of Payment	18

ARTICLE 12	Administration	18
12.1	Committee Duties	18
12.2	Administration Upon Change In Control	18
12.3	Agents	19
12.4	Binding Effect of Decisions	19
12.5	Indemnity of Committee	19
12.6	Employer Information	20

ARTICLE 13	Other Benefits and Agreements	20
13.1	Coordination with Other Benefits	20

ARTICLE 14	Claims Procedures	20
14.1	Presentation of Claim	20
14.2	Notification of Decision	20
14.3	Review of a Denied Claim	21
14.4	Decision on Review	21
14.5	Legal Action	21

ARTICLE 15	Trust	21
15.1	Establishment of the Trust	21
15.2	Interrelationship of the Plan and the Trust	21
15.3	Distributions From the Trust	21

ARTICLE 16	Miscellaneous	22
16.1	Status of Plan	22
16.2	Unsecured General Creditor	22
16.3	Employer’s Liability	22
16.4	Nonassignability	22
16.5	Not a Contract of Employment	22
16.6	Furnishing Information	22
16.7	Terms	23
16.8	Captions	23
16.9	Governing Law	23
16.1	Successors	23
16.11	Spouse’s Interest	23
16.12	Validity	23
16.13	Incompetent	23
16.14	Court Order	23

16.15	Insurance	24
16.16	Legal Fees To Enforce Rights After Change in Control	24

Signature Page		24

SUPERIOR UNIFORM GROUP, INC.

DEFERRED COMPENSATION PLAN

ARTICLE 1

Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1

“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the vested Company Matching Account balance (if any), and (iii) the vested Company Non-elective Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2

“Annual Deferral Amount” shall mean that portion of the Base Salary and Bonus otherwise payable to a Participant that the Participant elects to have deferred in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.3

“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the last business day of the year, including any investment earnings for the year credited as of that date. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year Annual Installment Method, the first payment shall be 1/10th of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9th of the Account Balance, calculated as described in this definition. Each annual installment shall be paid on or as soon as practicable after the last business day of the applicable year.

1.4

“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Company; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.5

“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6

“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7	“Board” shall mean the Board of Directors of the Company.

1.8

“Bonus” shall mean any annual or quarterly bonus payments under the Company’s incentive compensation plan or other bonus programs for management and key employees and any similar regularly scheduled incentive bonus payment made through the Company’s regular payroll system. For purposes of this Plan, the term “Bonus” shall not include any spot bonuses or other unscheduled bonuses, any bonuses not paid through the Company’s payroll system, or any in-kind bonuses paid in the form of stock or other property.

1.9	“Change in Control” shall mean any of the following:

(a)     an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any person, immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13D-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control;

(b)     the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c)     a merger, consolidation, reorganization or similar transaction or series of transactions involving the Company or involving any entity of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Subsidiary”), unless (A) the Voting Securities of the Company, immediately before such merger, consolidation or reorganization, continue immediately following such merger, consolidation or reorganization to represent, either by remaining outstanding or by being converted into voting securities of the surviving corporation resulting from such merger, consolidation or reorganization or its parent (the “Surviving Corporation”), at least two-thirds of the combined voting power of the outstanding voting securities of the Surviving Corporation; (B) the individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such merger, consolidation or reorganization constitute two-thirds or more of the members of the board of directors of the Surviving Corporation; and (C) no person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any person who, immediately before such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities) has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (A) through (C) above shall herein be referred to as a “Non-Control Transaction”);

(d)     the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company; or

(e)     the consummation of a sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary) effected in one transaction or in a series of transactions.

Notwithstanding anything contained in this Plan to the contrary, (i) a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then-outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this clause (i)) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then-outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur; and (ii) if any Participant’s employment is terminated before a Change in Control and the Participant reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control, or (C) as a result of any actions or conduct occurring before a Change in Control and which would have constituted “Good Reason” had such action or conduct occurred after a Change in Control (with comparisons made, as the case may be, to the status quo prior to, immediately prior to or at the time of such action or conduct instead of prior to, immediately prior to or at the time of the Change in Control), then, in each such event, for all purposes of this Plan, the date of a Change in Control with respect to the Participant shall mean the date immediately before the date of such termination of the Participant’s employment (a “Termination in Contemplation of a Change in Control”).

1.10

“Change in Control Event” shall mean any event which constitutes a “Change in Control” of the Company, as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5) or any successor regulation which may be promulgated under Code Section 409A from time to time.

1.11	“Claimant” shall have the meaning set forth in Section 14.1.

1.12	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.13	“Committee” shall mean the Compensation Committee of the Board or such other committee as may be appointed by the Board and made responsible for administration of this Plan pursuant to Article 12.

1.14	“Company” shall mean Superior Uniform Group, Inc., a Florida corporation, and any successor to all or substantially all of the Company’s assets or business.

1.15

“Company Matching Account” shall mean (i) the sum of all of a Participant’s Company Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.16	“Company Matching Amount” for any one Plan Year shall be the sum of the Matching Contributions (if any) determined in accordance with Section 3.5 for pay periods during the Plan Year.

1.17

“Company Non-elective Contribution Account” shall mean (i) the sum of all of the Company Non-elective Contributions made on behalf of a Participant, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Non-elective Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Non-elective Contribution Account.

1.18	“Company Non-elective Contributions” means the amount (if any) the Company credits to the Participant pursuant to Section 3.6 of this Plan for a Plan Year.

1.19

“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.20

“Disability” shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Company’s long-term disability plan, or, if a Participant does not participate in such a disability plan, a period of disability during which the Participant qualifies for Social Security disability benefits, or would have qualified for permanent disability benefits under a Company disability plan had the Participant been a participant in such a disability plan, as determined in the sole discretion of the Committee, provided that, no Participant shall be entitled to receive a Disability Benefit from the Plan unless the Committee determines that the Participant’s Disability also constitutes a disability for purposes of Section 409A(a)((2)(C), Treasury Regulation Section 1.409A-3(i)(4) or other guidance promulgated thereunder.

1.21	“Disability Benefit” shall mean the benefit set forth in Article 8.

1.22	“Effective Date” means August 1, 2013.

1.23	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.24	“Employee” shall mean a person who is an employee of the Company or any other Employer.

1.25

“Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.26	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.27	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.28

“Measurement Funds” shall mean such mutual funds as may be made available pursuant to Section 3.9 for the purpose of measuring the additional amounts to be credited to each Participant’s Account Balance as hypothetical investment earnings or losses. Except as provided in Section 3.9, the Measurement Funds shall be the same mutual funds or other investment options offered by the Trustee under the terms of the Qualified Plan.

1.29

“Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) whose signed deferral election form and Beneficiary Designation Form are accepted by the Committee, and (iv) who has an Account Balance under the Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.30	“Plan” shall mean the Superior Uniform Group, Inc. Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time.

1.31	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32	“Pre-Retirement Survivor Benefit” shall mean the benefit described in Article 6.

1.33	“Qualified Plan” means the Superior Uniform Group, Inc. 401(k) Plan, as it may be amended from time to time.

1.34

“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the attainment of age sixty-five (65).

1.35	“Retirement Benefit” shall mean the benefit described in Article 5.

1.36

“Specified Employee” shall mean any Participant who is a “key employee” of the Company within the meaning of Code section 416(i) (without regard to paragraph (5) thereof) on December 31 of the prior Plan Year (the “specified employee identification date”). This shall include any Participant who is (i) a 5-percent owner of the Company’s common stock, or (ii) an officer of the Company with annual compensation from the Company of $130,000.00 or more, or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing Section 416(i) of the Code). A Participant who was a “key employee” on the specified employee identification date shall be considered to be a “Specified Employee” from April 1 following such specified employee identification date through the next March 31st.

1.37	“Termination Benefit” shall mean the benefit described in Article 7.

1.38

“Termination of Employment” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence, as determined by the Committee pursuant to Section 7.4 below, which satisfies the requirements for a “separation from service” under Treasury Regulation Section 1.409A-1(h).

1.39	“Trust” shall mean the grantor trust established pursuant to Article 15 and the terms of the Trust Agreement between the Company and the trustee named therein, as amended from time to time.

1.40

“Trustee” shall mean the trustee of the Trust established by the Company pursuant to Article 15 of this Plan, and any successor trustee. Until such time as the Committee appoints a different Trustee, the Trustee shall be Fifth Third Bank, N.A.

1.41

“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii)a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.42

“Years of Service” shall mean the total number of full years in which a Participant has been employed by the Company (or any other Employers). For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1

Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Company or any other Employer, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, the Employees eligible to participate in this Plan.

2.2

Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee, an Election Form and a Beneficiary Designation Form, all within 30 days after the date he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3

Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4

Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee may, in its sole discretion, (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, and (ii) prevent the Participant from making future deferral elections.

ARTICLE 3

Deferral Commitments/Company Matching/Crediting/Taxes

3.1	Minimum Deferrals.

(a)

Base Salary and Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, a portion of his or her Base Salary and/ or a portion of any Bonus or Bonuses earned during the Plan Year, in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary	$2,000
Bonus	$2,000

For purposes of this Section, a Participant may only elect to defer a portion of a Bonus described in Section 1.8 of this Plan. If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred shall be zero.

(b)

Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Base Salary deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2            Maximum Deferral.

(a)

Base Salary and Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, a portion of his or her Base Salary and/ or a portion of any Bonus or Bonuses earned during the Plan Year, up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Salary	25%
Bonus	25%

The Bonuses a Participant may elect to defer shall be limited to Bonuses described in Section 1.8 of this Plan. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount, with respect to the Base Salary and/or Bonus shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

3.3            Election to Defer; Effect of Election Form.

(a)

First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee within 30 days after the date he or she is selected to participate in the Plan (in accordance with Section 2.2 above), and accepted by the Committee.

(b)

Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

3.4

Withholding of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus portion of the Annual Deferral Amount earned during any Plan Year shall be withheld at the time the Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself or during the period between January 1 and March 15 of the subsequent Plan Year.

3.5

Annual Company Matching Amount. At the discretion of the Committee, the Company may credit a Company Matching Amount to each Participant’s Company Matching Account for any Plan Year, based on a percentage of the Participant’s Annual Deferral Amount for such Plan Year. No such Company Matching Amounts shall be credited to Participants’ Accounts for any Plan Year unless the Committee has made an affirmative decision to provide Company Matching Amounts for that Plan Year. The Company shall credit any such Company Matching Amounts to Participant’s Company Matching Accounts promptly after the end of each pay period or at such other intervals as the Committee determines to be appropriate, but no less frequently than annually.

3.6

Company Non-elective Contributions. The Company may also credit additional amounts to each Participant’s Company Non-elective Contributions Account for any Plan Year in such amounts as the Committee, in its sole discretion determines to be desirable, provided that, the Committee may limit such credits to those Participants who continue to be actively employed by the Company on the last date of the Plan Year. The amount to be credited to the Company Non-elective Contributions Account of each such Participant shall be equal to the dollar amount approved for that Participant for the Plan Year by the Committee, as set forth in the Committee’s minutes (or an exhibit attached to such minutes). The Company shall credit these amounts to the Participants’ Company Non-elective Contributions Accounts promptly after the end of the Plan Year, or at such other time as the Committee determines to be appropriate, but no less frequently than annually.

3.7

Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or an investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.8	Vesting.

(a)	A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)

A Participant shall be vested in his or her Company Matching Account as follows: (i) with respect to all benefits under this Plan other than the Termination Benefit, a Participant’s vested Company Matching Account shall equal 100% of such Participant’s Company Matching Account; and (ii) with respect to the Termination Benefit, a Participant’s Company Matching Account shall vest on the basis of the Participant’s Years of Service at the time the Participant experiences a Termination of Employment in accordance with the following schedule:

Years of Service on Date of Termination of Employment	Vested Percentage of Company Matching Account
Less than 1 year	0%
1	20%
2	40%
3	60%
4	80%
5 years or more	100%

(c)

A Participant shall be vested in his or her Company Non-elective Contributions Account (if any) as follows: (i) with respect to all benefits under this Plan other than the Termination Benefit, a Participant’s vested Company Non-elective Contributions Account shall equal 100% of such Participant’s Company Matching Account; and (ii) with respect to the Termination Benefit, a Participant’s Company Non-elective Contributions Account shall vest on the basis of the Participant’s Years of Service at the time the Participant experiences a Termination of Employment in accordance with the following schedule:

Years of Service on Date of Termination of Employment	Vested Percentage of Company Non-elective Contributions Account
Less than 1 year	0%
1	20%
2	40%
3	60%
4	80%
5 years or more	100%

(d)

Notwithstanding anything to the contrary contained in this Section 3.8, in the event of a Change in Control, a Participant’s Company Matching Account and Company Non-elective Contributions Account shall immediately become 100% vested (if these Accounts are not already vested in accordance with the above vesting schedules).

3.9

Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)

Measurement Funds. The Participant may elect one or more of the measurement funds offered for purposes of this Plan (the “Measurement Funds”) for the purpose of crediting additional hypothetical earnings credits to his or her Account Balance. The Measurement Funds offered under this Plan at any time shall generally be the same mutual funds and other investments offered by the Trustee as investment options under the terms of the Qualified Plan, provided that, to the extent one or more of the investment funds under the Qualified Plan cannot be offered to Participants in this Plan or the Trust, Participants shall instead be offered an alternative Measurement Fund available to the Trust which is as equivalent to the unavailable investment fund from the Qualified Plan as may be practically arranged by the Trustee and the Company. Whenever the list of investment funds offered under the Qualified Plan is modified, the Measurement Funds offered under this Plan shall be modified accordingly, effective as of the first day of the calendar month that follows by at least thirty (30) days the day on which the Company gives Participants advance written notice of such change. The Company shall make available to Participants a listing of the Measurement Funds available for this purpose at any time and shall provide such information about these Measurement Funds as the Committee determines to be appropriate.

(b)

Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.9(a) above) to be used to determine the additional hypothetical earnings credits to be credited to his or her Account Balance for the periods in which the Participant contributes to the Plan and continuing thereafter for all future periods in which the Participant participates in the Plan, unless changed in accordance with the next sentence. The Participant may (but is not required to) elect, by submitting an Election Form that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the hypothetical earnings credits to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to all future periods in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c)

Proportionate Allocation. In making any election described in Section 3.9(b) above, the Participant shall specify on the Election Form, in increments of one percentage point (1.0%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(d)

Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as though (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any period were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such period, no later than the close of business on the seventh business day after the day on which such amounts are actually deferred from the Participant’s Base Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such period, no earlier than seven business days prior to the distribution, at the closing price on such date.

(e)

Crediting of Employer Contributions. The Participant’s Company Non-elective Contributions Amount shall be credited to his or her Company Non-elective Contributions Account for purposes of Section 3.9(d) at regular intervals determined by the Committee, but no later than March 15 of the Plan Year following the Plan Year to which it relates. The Participant’s Company Matching Amount (if any) shall be credited to his or her Company Matching Account for purposes of Section 3.9(d) at regular intervals determined by the Committee, but no later than March 15 of the Plan Year following the Plan Year to which it relates.

(f)

No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional earnings credits, and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.10         FICA and Other Taxes.

(a)     Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of the FICA contributions due under Section 3101(a) and (b) of the Code and any other employment taxes which may be required to be withheld from such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

(b)     Company Non-Elective Contributions and Company Matching Amounts. When a Participant becomes vested in a portion of his or her Company Non-elective Contribution Account and/or Company Matching Account, the Participant’s Employer(s) shall withhold from the Participant’s Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant’s Company Non-elective Contribution Account and/or Company Matching Account in order to comply with this Section 3.10.

3.11

Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4

Interim Distributions:

Suspension of Deferrals for Financial Emergencies

4.1

Interim Distributions. In connection with each election to defer an Annual Deferral Amount a Participant may irrevocably elect to receive a future “Interim Distribution” from the Plan with respect to such Annual Deferral Amount. Any Interim Distribution shall be a lump sum payment in an amount that is equal to a flat dollar amount specified by the Participant or a specified percentage of the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.9 above on that amount, determined at the time that the Interim Distribution becomes payable. Subject to the other terms and conditions of this Plan, any Interim Distributions elected shall be paid out during a 60 day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least five Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred.

A Participant who has filed an election to receive an Interim Distribution from the Plan may not make any subsequent election to modify the time or form of payment for such Interim Distribution except as follows. A Participant who filed an election to receive an Interim Distribution from the Plan with respect to any Annual Deferral Amount may elect to instead have such Interim Distribution paid out in a later Plan Year, provided that, such election is filed with the Committee at least thirteen (13) months in advance of the previously scheduled payment date for the Interim Distribution and specifies a deferred time of distribution that is at least five (5) years after the originally elected date for the Interim Distribution and otherwise satisfies the requirements for subsequent elections set forth in Section 5.4(a) below.

4.2

Other Benefits Take Precedence Over Interim Distributions. Should an event occur that triggers a benefit payment under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to an Interim Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3

Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend any deferrals required to be made by a Participant. If, subject to the sole discretion of the Committee, the petition for a suspension is approved, suspension shall take effect upon the date of approval.

ARTICLE 5

Retirement Benefit

5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2

Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. Subject to Section 5.4 below, the Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least thirteen (13) months prior to the Participant’s Retirement and is accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit.

If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. Subject to Section 7.3 below, the lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the last day of the Plan Year in which the Participant Retires.

5.3

Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall be paid to the Participant’s Beneficiary in a single lump sum payment that is equal to the Participant’s unpaid remaining Account Balance.

5.4	Restrictions on Subsequent Elections.

(a)     Notwithstanding the provisions of Section 5.2 above, any request to change a Participant’s election with respect to the form in which the Participant’s Retirement Benefits are to be distributed shall be given effect only if the subsequent election satisfies the following conditions:

(i)     such request or election may not take effect until at least thirteen (13) months after the date on which the revised Election Form is filed with the Company pursuant to Section 5.2 above; and

(ii)     in the case of any subsequent election to change the form of payment or payout period for any Retirement Benefit payable under Section 5.2 of this Plan (other than as result of the Employee’s death), the first payment made pursuant to such subsequent election must be deferred for at least 5 years from the date such payment would otherwise have been made.

(b)     For purposes of this Section 5.4, any payment of a Retirement Benefit under an Annual Installment Method shall be treated as the entitlement to a single payment on the date the series of payments was scheduled to commence. A subsequent election to receive Retirement Benefits in the form of an Annual Installment Method with a shorter payout period but the same commencement date or in the form of a lump sum payment shall not be considered an election to accelerate the time of payment of the Retirement Benefit for purposes of this Section.

5.5

Additional Restrictions on Distributions to Specified Employees Imposed by Code Section 409A. Any payment of any Retirement Benefit or Termination Benefit under the Plan shall be subject to the following additional restriction in this Section 5.5. If at the time a Retirement Benefit would otherwise be payable to a Participant under Section 5.2 of this Plan, any stock of the Company is publicly traded on an established securities market and the Participant is a “Specified Employee” [as defined in Section 1.36 above] of the Company, the distribution of any part of the Participant’s Account Balance as a Retirement Benefit shall not be paid until at least six months after the date of the Participant’s Termination of Employment with the Company, or, if earlier, the date of death of the Participant. (In the case of a Retirement Benefit payable in an Annual Installment Method, the first installment shall not be paid until the seventh month following the date of the Participant’s Retirement, and all subsequent installments shall be paid at the time that would otherwise apply were this Section 5.5 not applicable to the payment.)

ARTICLE 6

Pre-Retirement Survivor Benefit

6.1

Pre-Retirement Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2

Payment of Pre-Retirement Survivor Benefit. The Pre-Retirement Survivor Benefit shall be paid to the Beneficiary only in a lump sum, no later than 60 days after the last day of the Plan Year in which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

ARTICLE 7

Termination Benefit

7.1

Termination Benefit. The Participant shall receive a Termination Benefit equal to the Participant’s vested Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability.

7.2

Payment of Termination Benefit. Payment of the Participant’s Termination Benefit shall be paid to the Participant only in a lump sum, no later than 60 days after the last day of the Plan Year in which the Participant experiences the Termination of Employment.

7.3

Additional Restrictions on Distributions to Specified Employees Imposed by Code Section 409A. Any payment of any Retirement Benefit or Termination Benefit under the Plan shall be subject to the following additional restriction in this Section 7.3. If at the time a Termination Benefit would otherwise be payable to a Participant under Section 7.2 of this Plan, any stock of the Company is publicly traded on an established securities market and the Participant is a “Specified Employee” [as defined in Section 1.36 above] of the Company, the distribution of any part of the Participant’s Account Balance as a Termination Benefit shall not be paid until at least six months after the date of the Participant’s Termination of Employment with the Company, or, if earlier, the date of death of the Participant.

This Section 7.3 has been adopted only in order to comply with the requirements added by Section 409A of the Code. This Section 7.3 shall be interpreted and administered in a manner consistent with the requirements of Code Section 409A, together with any regulations or other guidance which may be published by the United States Treasury Department or Internal Revenue Service interpreting such Section 409A of the Code. This Section 7.3 is not intended to restrict the operation of this Plan in any manner not necessary to avoid adverse tax consequences under such Section 409A of the Code.

7.4     Termination of Employment     For purposes of this Plan, the Committee shall determine the date of the Termination of Employment of any Participant, based on its judgment as to when the Participant is no longer actively employed as an employee of the Company or any Employer. Part-time employment by the Company, post-termination services as a consultant for the Company, or employment by a joint venture of the Company may be considered continued employment by the Company provided that, a Participant shall be considered to have terminated active employment with the Company if he or she is no longer performing significant services for the Company or any Employer on a regular basis, and shall not be considered retired if he or she continues to perform significant services for the Company or any Employer as an employee. A Participant’s services shall be considered “significant” for this purpose, and the Participant shall not be considered to have terminated employment with the Company (or the relevant Employer), unless the services he or she continues to perform are consistent with the standards for a “separation from service” under Section 409A of the Internal Revenue Code and Treasury Regulation section 1.409A-1(h) or any successor regulation promulgated under Section 409A (i.e., the annual time commitment and remuneration associated with any services performed as an employee is less than 20 percent of the Participant’s average annual hours and remuneration from the Company for the last 36 full calendar months before the Participant retired).

ARTICLE 8

Disability Waiver and Benefit

8.1            Disability Waiver.

(a)

Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Salary and/or Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(b)

Return to Work. If a Participant returns to employment with the Company after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2

Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed, and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, and must in the case of a Participant who is otherwise eligible to Retire, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired, at any time (or in the case of a Participant who is eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee’s determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article 5.

Notwithstanding the foregoing, no Participant shall be entitled to receive a Disability Benefit from the Plan unless the Committee determines that the Participant’s Disability also constitutes a disability for purposes of Section 409A(a)((2)(C) of the Code, Treasury Regulation Section 1.409-3(i)(4) or any other guidance promulgated under Code Section 409A(a)(2). A Participant shall be considered “disabled” for purposes of this subparagraph if and only if the Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) has been receiving income replacement benefits for at least 3 months from the Company’s long-term disability plan or any other disability benefit plan maintained by the Company by reason of any medically determinable physical or mental impairment which is expected to result in death or to last for a continuous period of not less than 12 months.

ARTICLE 9

Beneficiary Designation

9.1

Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under the Qualified Plan or any other retirement plan of the Employer in which the Participant participates.

9.2

Beneficiary Designation, Change, Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4

No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the person designated as the Participant’s beneficiary under the Qualified Plan, or, if the Participant has no designated beneficiary under the Qualified Plan, to the executor of Participant’s probate estate, or, if there is no probate estate, to the Participant’s heir or heirs (as determined under applicable state law).

9.5

Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6

Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10

Leave of Absence

10.1

Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2

Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

Notwithstanding the foregoing, a Participant on an unpaid leave of absence pursuant to FMLA leave, military or government service leave, or other bona fide authorized leave of absence shall not be considered to have incurred a Termination of Employment for purposes of this Plan during the leave of absence if the period of such leave does not exceed six (6) months (or such longer period as the Participant may have a guaranteed right to re-employment with the Company under any applicable law or enforceable contract), or unless the Participant expresses his or her intention to not return to active employment with the Company. If the period of leave exceeds six (6) months (or such longer period as the Participant may have re-employment rights by law or contract), the Termination of Employment shall be deemed to occur on the first date following the expiration of the six (6) months.

ARTICLE 11

Termination, Amendment or Modification

11.1

Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan by action of its Board.

Notwithstanding the foregoing, no benefits under the Plan may be paid prior to the date of the Participant’s Retirement or Termination of Employment as a result of the termination of the Plan unless:

(1)     the Plan is terminated within the period of 30 days preceding or the 12 months following a Change in Control Event;

(2)     the Plan is terminated within 12 months of a corporate dissolution or is terminated with the approval of a bankruptcy court overseeing a bankruptcy of the Company; or

(3)     the Company terminates this Plan and all other similar deferred compensation arrangements that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c), or any successor regulation under Code Section 409A; provided that (a) any benefits payable solely as a result of the termination (excluding any benefits that would have been payable under the terms of the Plan without regard to the termination) are not paid until at least 12 months after the date of termination of the Plan, (b) all benefit payments under the Plan are completed within 24 months after the date of termination of the Plan, and (c) the Company does not adopt a new or replacement deferred compensation plan within 3 years after the date of termination of the Plan.

11.2

Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification and (ii) no amendment or modification of the Plan shall be effective to remove any restrictions on amendments imposed by this Section 11.2 or Section 12.2 of the Plan. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Company shall have the right to accelerate installment payments by paying the Account Balance in a lump sum upon termination of the Plan pursuant to Section 11.1 above.

11.3

Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan.

ARTICLE 12

Administration

12.1

Committee Duties. Except as otherwise provided in this Article 12, this Plan shall be administered by the Compensation Committee of the Board, or such other committee as the Board may appoint for this purpose. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2	Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control.

Upon and after the occurrence of a Change in Control, the “Administrator”, shall be an independent third party selected by the Trustee and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations. Upon and after the occurrence of a Change in Control, the Company must:

(1)	pay all reasonable administrative expenses and fees of the Administrator;

(2)

indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and

(3)

supply full and timely information to the Administrator or all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require.

Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

Notwithstanding any other terms of the Plan to the contrary, no Participant shall be entitled to receive an immediate benefit under the Plan as a result of the Change of Control prior to the date the Participant would otherwise become entitled to receive a Retirement Benefit pursuant to Article 5 or a Termination Benefit pursuant to Article 7 as a result of a Retirement or Termination of Employment subsequent to the Change of Control, except to the extent that the Plan is terminated pursuant to Section 11.1 above in connection with a Change in Control Event.

12.3

Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.4

Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan, and the rules and regulations promulgated hereunder, shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.5

Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6

Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 13

Other Benefits and Agreements

13.1

Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14

Claims Procedures

14.1

Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Company a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2	Notification of Decision. The Company shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)

that the Company has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 14.3 below.

14.3

Review of a Denied Claim. Within 60 days after receiving a notice from the Company that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duty authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

14.4

Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provision s upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

14.5

Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15

Trust

15.1

Establishment of the Trust. The Company shall establish a grantor trust with Fifth Third Bank, N.A. or such other Trustee as the Committee may select, in order to informally reserve funds to pay the benefits due under this Plan (the “Trust”). The Company shall at least annually transfer over to the Trust such assets as the Committee determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Non-Elective Employer Contributions, and Company Matching Amounts (if any) for Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

15.2

Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

15.3

Distributions From the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 16

Miscellaneous

16.1

Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

The terms of this Plan shall be interpreted and administered in a manner consistent with the requirements of Code Section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Section 409A.

16.2

Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3

Employer’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

16.4

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5

Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company as an Employee, or to interfere with the right of the Company to discipline or discharge the Participant at any time.

16.6

Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7

Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply, and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9

Governing Law. The provisions of this Plan shall be construed in accordance with and governing by the laws of the State of Florida (but without regard to Florida’s laws on the conflict of laws), except to the extent that the Deferred Compensation Plan is governed by ERISA.

16.10	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.11

Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.12

Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.13

Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.14

Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

16.15

Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in the Committee’s sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Board may choose. The Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company have applied for insurance.

16.16

Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company, or such successor to refuse to comply with its obligations under this Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, and as evidence of the adoption of this Superior Uniform Group, Inc. Deferred Compensation Plan, Superior Uniform Group, Inc. has caused the same to be signed by its officers thereunto duly authorized, and its corporate seal to be affixed thereto, the _______ day of _____________, 2013.

SUPERIOR UNIFORM GROUP, INC.

Attest:

____________________________________	By: ____________________________________________

Title: ___________________________________________